Exhibit 10.25.18

                      EIGHTY-EIGHTH AGREEMENT AMENDING
                      NEW ENGLAND POWER POOL AGREEMENT
                          (SCHEDULE 16 AMENDMENT)


     THIS EIGHTY-EIGHTH AGREEMENT AMENDING NEW ENGLAND POWER POOL AGREEMENT, dated as of October 4, 2002 ("Eighty-Eighth Agreement"), amends the New England Power Pool Agreement (the "NEPOOL Agreement"), as amended.

     WHEREAS, the NEPOOL Agreement as in effect on December 1, 1996 was amended and restated by the Thirty-Third Agreement Amending the New England Power Pool Agreement dated as of December 1, 1996 (the "Thirty-Third Agreement") in the form of the Restated New England Power Pool Agreement ("Restated NEPOOL Agreement") attached to the Thirty-Third Agreement as Exhibit A thereto, and the Thirty-Third Agreement also provided for the NEPOOL Open Access Transmission Tariff (the "NEPOOL Tariff") which is Attachment B to the Restated NEPOOL Agreement; and

     WHEREAS, the Restated NEPOOL Agreement and the NEPOOL Tariff have subsequently been amended numerous times, the most recent amendment dated as of June 21, 2002; and

     WHEREAS, the Participants desire to amend the Restated NEPOOL Agreement, including the NEPOOL Tariff, as heretofore amended, to reflect the revisions detailed herein.

     NOW, THEREFORE, upon approval of this Eighty-Eighth Agreement by the NEPOOL Participants Committee in accordance with the procedures set forth in the NEPOOL Agreement, the Participants agree as follows:

                                 SECTION 1
                        AMENDMENTS TO NEPOOL TARIFF

1.1 Schedule 16 to the NEPOOL Tariff is amended to read as set forth in Attachment A hereto.

                                 SECTION 2
                               MISCELLANEOUS

2.1 This Eighty-Eighth Agreement shall become effective on January 1, 2003, or on such other date as the Commission shall provide that the amendments reflected herein shall become effective.

2.2 Terms used in this Eighty-Eighth Agreement that are not defined herein shall have the meanings ascribed to them in the NEPOOL Agreement.

                               Attachment A

                               SCHEDULE 16

     System Restoration and Planning Service from Generators

     System Restoration and Planning Service is necessary to ensure the continued reliable operation of the New England Transmission System.
System Restoration and Planning Service enables the System Operator to designate specific generators interconnected to the transmission or distribution system at strategic locations capable of supplying load to re-energize the transmission system following a system-wide blackout. These designated generators are able to start without an outside electrical supply and are otherwise known as "Black Start Capable." The planning and maintenance of adequate capability for restoration of the NEPOOL Control Area following a blackout represents a benefit to all entities using the power system. Therefore, this service must be taken from the System Operator. In contrast to the System Restoration and Planning Service described herein, the actual supply of power that would allow a power producer to restart its own generating units may itself be self-supplied or purchased from another power producer independent of the NEPOOL Control Area arrangements formulated by the System Operator. The Black Start Capability intrinsic of System Restoration and Planning Service is to be provided by designated Participants through the System Operator.

I.  Rate Formulas

A Transmission Customer Purchasing either Regional Network Service under
Schedule 9 of this Agreement or Internal Point to Point Service under
Schedule 10 of this Agreement, or a Transmission Customer making Unauthorized Use shall be required to pay NEPOOL for its share of Black Start Restoration and Planning Service ("Black Start Responsibility") as determined in accordance with the following formulas:

     MRSR = (1/12) times 1 divided by the sum of  (NL + IPP + UAU) times (C)

     Where:

     MRSR = The Transmission Customers' Monthly Restoration Service Rate.

     NL = The aggregate of the individual sums of each Participant's or Non-Participant's Network Load for the billing month.

     IPP = The aggregate of the individual sums of each Participant's or Non-Participant's maximum Reserved Capacity for Internal Point-to-Point Service for each load served within a Local Network or Network(s) during the billing month.

     UAU = The aggregate of the individual sums of each Participant's or Non-Participant's Maximum Unauthorized Use associated with Internal Point-to-Point Service for each load served within a Local Network or Network(s) during the month.

     C = The sum of Ci for that month for each Black Start Generator, as defined in Section II below.

Each individual Participant's or Non-Participant's charge in any billing month would be calculated by the following formula:

     MC =   (MRSR)(NLi + IPPi + UAUi)


     Where

     MC =   The Monthly Charge.

     NLi = The sum of a Participant's or Non-Participant's Network Load for the billing month.

     IPPi = The sum of a Participant's or Non-Participant's maximum Reserved
            Capacity for Internal Point-to-Point Service for each load served within a Local Network or Network(s) during the billing month.

     UAUi = The sum of a Participant's or Non-Participant's Maximum
            Unauthorized Use associated with Internal Point-to-Point Service for each load served within a Local Network or Network(s) during the month.

A separate charge for this service based upon the above rates will be added to the Transmission Customer's monthly bill.

II. Compensation to Generators

    A. Eligibility. In order to be designated as a "Black Start Generator" providing System Restoration Service and to be eligible for compensation under this Schedule 16 of the NEPOOL Open Access Transmission Tariff, a generator must meet the following criteria:

         1. The unit is "Black Start Capable" in that it has the ability of being started without energy from other NEPOOL generating units in such a way that it meets all of the requirements stated in Operating Procedure 11 (Black Start Capability Eligibility & Testing Requirements); and

         2. The unit owner, NEPOOL, and the System Operator agree that the unit should be designated Black Start Capable and accordingly is listed as a Black Start unit in Operating Procedure 11.

         Each generator which is eligible for and seeks compensation under the NEPOOL Open Access Transmission Tariff for providing System Restoration Service shall execute an agreement with NEPOOL incorporating the terms and conditions of service set forth in this
         Schedule 16.

    B. Compensation. A Black Start Generator shall be entitled to compensation in a month based on the following formula:

        Ci   = ($Y/kw-yr/12) x (the unit's Monthly Claimed Capability
               for that month)

        Where "Y" = $3.75 for the period from the effective date as determined by the Commission through and including December 31, 2003; $4.00 for calendar year 2004, $4.25 for calendar year 2005; and $4.50 for calendar year 2006 and thereafter.

    C.  Terms and Conditions of Service

        1. Generator Owner's commitment to provide System Restoration and Planning Service:

        A. Generators need to commit initially for at least three years to provide System Restoration and Planning Service from the date of the last black-start/system restoration study. The most recent study was conducted in October 1998.

        B.   All succeeding commitments must be at least for three years.

        C. Generators may, and are encouraged to, commit to provide System Restoration and Planning Service for periods greater than three years with System Operator and NEPOOL concurrence.

        D. Generators need to give at least one-year notice that they will no longer be able to provide System Restoration and Planning Service. This one-year notice cannot truncate the generator's commitment to provide System Restoration and Planning Service except as noted in item 1(E) or 1(F) below.

        E. If due to an event of Force Majeure a Generator Owner cannot provide System Restoration and Planning Service, the above notification requirements stated in items 1(A) and 1(B) are not binding.

       F. If an owner of a generation unit that is designated Black Start Capable decides to retire that unit, then the three year requirement to provide System Restoration and Planning Service from that unit is not binding. The one-year notice, however, is binding.

       2. Performance obligations of generators that are providing System Restoration and Planning Service:

       A. Generators that are providing System Restoration and Planning Service will be tested in accordance with Operating Procedure 11 or its successor, which may be revised from time to time.

       B. Units that are providing System Restoration and Planning Service must start-up within the prescribed time stipulated in Operating Procedure 11 (Black Start Capability Eligibility & Testing Requirements). Not all unmanned units that are providing System Restoration and Planning Service will be asked to start-up at the same time.

       C. If a unit fails a System Restoration and Planning Service test, the owner must incur the necessary costs to make that unit capable of passing the test within a reasonable amount of time. Until the unit passes another System Restoration and Planning Service test, it would not be compensated for providing System Restoration and Planning Service. All costs associated with System Restoration and Planning Service unit re-tests are at the owner's expense.

       3. Obligations by System Operator and NEPOOL to generators that are providing System Restoration and Planning Service:

       A. Generators that commit to provide System Restoration and Planning Service will not have their Black Start Capable designation terminated within the time period of their commitment.

       B. The System Operator and NEPOOL must provide at least one-year notice to the owner or owners of generation units that are providing System Restoration and Planning Service prior to terminating that unit's designation as Black Start Capable.

       C. There are no additional restrictions on generation maintenance of designated Black Start Capable units beyond what exists for non-Black Start units except that designated Black Start generation units cannot take seasonal outages.